Exhibit 99.2

DELTAGEN ANNOUNCES RESEARCH COLLABORATION
WITH STANFORD UNIVERSITY

REDWOOD CITY, Calif., February 19, 2002 – Deltagen, Inc. (NASDAQ: DGEN) announced today that they have signed a target validation and research collaboration agreement with Stanford University.

Under the terms of the three-year collaboration, Stanford and Deltagen will mutually develop research projects for jointly selected genes under which Deltagen will provide Stanford non-exclusive access to knockout mice models using its proprietary high throughput technology and Stanford will evaluate and conduct research on such materials. Deltagen will have options to obtain exclusive licenses to commercially develop in any and all fields certain inventions developed by Stanford. Deltagen shall have rights to use, commercialize and sublicense results developed by Stanford under the research projects. No financial terms were disclosed.

“We have undertaken a comprehensive systems biology approach to unlocking the potential of the genome. In this endeavor we are generating several thousand genetic in vivo models we believe can greatly facilitate medical research. These models are of great value to academic researchers and we are eager to establish mutually beneficial collaborations with leading institutions such as Stanford. We look forward to combining Stanford’s scientific excellence with Deltagen’s talents in our search toward exciting new medical discoveries,” said William Matthews, Ph.D., chief executive officer at Deltagen.

Deltagen is a biopharmaceutical company headquartered in Redwood City, California, and a world leader in the area of in vivo mammalian gene function information. Understanding the function, role and disease relevance of mammalian genes may facilitate the discovery and validation of drug targets and advance the development of new genomic-based medicines. Deltagen’s principal product, DeltaBase™, provides a database of in vivo derived, mammalian gene function information. In addition, the company is dedicated to determining the function of secreted proteins and is undertaking the discovery and development of biotechnology drug candidates internally or in collaboration with other parties. Deltagen currently has secreted protein agreements with Lilly and Hyseq, Inc. Current DeltaBase collaborators include Pfizer, Inc., GlaxoSmithKline plc, Merck & Co., Lexicon Genetics, Inc. and Vertex Pharmaceuticals, Inc.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including uncertainties related to our ability to identify successful drug targets, Stanford’s ability to develop commercially relevant inventions, uncertainties related to product and drug development, Deltagen’s dependence on proprietary technology, uncertainties related to third-party patents and other intellectual property, and other risks cited in the risk factors sections of the Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements.